EXHIBIT 4.22

                              SETTLEMENT AGREEMENT

THIS AGREEMENT (the "AGREEMENT") is made on 4th June, 2003, between:

(1) STARNET SYSTEMS INTERNATIONAL, INC. of CIBC Banking Centre, Old Parlham Road, St. John's, Antigua, West Indies ("EMPLOYER").

(2) NICHOLAS JACKSON of KFH Building, Liat Road, St. John's, Antigua, West Indies (the "EMPLOYEE").

(3) WORLD GAMING PLC of 47 Castle Street, Reading RG1 7SR, England (the "COMPANY").

(4) SPORTINGBET PLC of Transworld House, 6th Floor, 82-100 City Road, London, EC1 2DJ ("SPORTINGBET").

(5) GOODISON PARK LIMITED of Sun Meadow House, Blackburne Highway, P.O. Box 116, Town Road, Tortola, British Virgin Islands ("GOODISON PARK").

The parties have agreed the following:

DEFINITIONS

"EMPLOYMENT" means the Employee's employment with the Employer and/or any Group Company, including the terms set out in any service agreement with any Group Company;

"GROUP" means all Group Companies; and

"GROUP COMPANY" means the Employer and any associated companies (as defined in section 435 of the Insolvency Act 1986) of the Employer and "GROUP COMPANIES" will be interpreted accordingly.

1.       The Employment terminated on 9th April, 2003 (the "TERMINATION DATE").

2. The Employee received basic salary up to and including the Termination Date (less all deductions the Employer is required by law to make). All contractual benefits and other entitlements, save as set out in this Agreement, ceased with effect from the Termination Date. The Employee agrees that there are no outstanding amounts for salary or benefits or other contractual payments which are owed by the Employer or any Group Company to the Employee. The Employee hereby waives any rights that he may have to be granted share options under his contract of employment entered into with the Employer on 29th January, 2003 and hereby agrees that he shall not exercise any share options granted to him under such contract of employment. The Company agrees that the Employee shall be entitled to exercise the following share options (in relation to shares in the Company) granted to him as a director of the Company.

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            NUMBER OF                           EXERCISE         VESTING
         OPTIONS GRANTED     DATE OF GRANT       PRICE          START DATE

             50,000             3/9/99           $1.44            1/1/99
            102,459            4/30/00           $2.13            4/30/00
            200,000            4/30/01           $0.31            4/30/01

         Within five years of their respective vesting start date. The Employee warrants that following the execution of this Agreement the Employee's entitlement in respect of the issue, grant or exercise of any share option in relation to shares in any Group Company shall be solely the entitlement to exercise the share options listed above.

3. The Employer agrees, subject to all the conditions in clause 4 below being fulfilled by the Employee, to pay the Employee the sum of (pound) 125,000 (one hundred and twenty five thousand pounds) (the "SEVERANCE PAYMENT") (less all deductions the Employer is required by law to make( by way of compensation for loss of the Employment within 14 days of the Employee's signing this agreement.

4. The payments referred to in clause 3 above are subject to the following:

         4.1. the Employee signing a letter resigning from all directorships in terms of Schedule 1;

         4.2. the Employee, at the request of the Employer, doing any act reasonably necessary and/or executing any documents to effect his removal from any office held in relation to or in connection with the Employment or otherwise with any Group Company; and

         4.3. the Employee entering into and complying with the terms of this Agreement.

5.       The Employee agrees and warrants that:

         5.1. this Agreement is intended by each party to fully, finally, and forever settle and release all of the matters which are the subject of the waiver and release provided for herein;

         5.2. he is not aware of any facts or matters which may give rise to any claim against any Group Company which have not already been disclosed to the Employer in writing, and that the claims and proceedings referred to in this clause 5 are all the claims and proceedings that the Employee believes that he has or may have against the Employer or any Group Company, or any of their officers, employees or other workers, arising out of or in connection with the Employment or any office or post held by the Employee with any Group Company;

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         5.3.     the terms of this Agreement are in full and final settlement of all and any claims or other rights of action whatsoever and howsoever arising (whether contractual or statutory, whether under the laws of England and Wales, those of the European Union, Antigua, Canada or any other law) which the Employee now has or may in the future have against the Employer, or any Group Company, or any director, employee, officer or agent (whether past or present) of the Employer, or any Group Company, whether arising out of his office, the Employment, its termination, or otherwise, and including any claims in respect of any entitlement to or rights connected with shares, a shareholding, or options to purchase shares in any Group Company and the Employee hereby agrees to waive any such claims or rights of action. There will be excluded from this Clause any latent personal injury claims or claims in respect of accrued pension rights and rights of action which would render this clause void or unenforceable (whether in whole or part);

         5.4. the claims which the Employee agrees to waive under this Agreement shall include but not be limited to all claims arising under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Employment Rights Act 1996, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Employment Relations Act 1999 and the Employment Act 2002 (all as amended) (the "ACTS") and the other work for any Group Company and its/their termination with the Relevant Independent Advisor (referred to in clause 6.1 below) and has received full advice on all and any possible claims that he has or may have against the Employer or any Group Company about which he knows or ought reasonably to have known as at the date of this Agreement.

         5.5. the Employee covenants and agrees never to commence, voluntarily aid in any way or prosecute or participate in any way in any action or proceeding based upon the claims referred to in Clauses 5.3 and 5.4 above. The Employee further covenants that he shall not, at any time, (unless required to do so by a court of competent jurisdiction) participate in, aid, abet, initiate or discuss with any party, or seek to persuade any party to commence or prosecute any action or proceeding against the Company or any Group Company. In the event that any breach by the Employee of this Clause 5.6 causes any action or proceeding to be brought against the Company or any Group Company, their officers, directors or employees the Employee shall indemnify, keep indemnified and hold harmless the Company or Group Company, their officers, directors and employees against any and all adverse consequences of such action or proceeding and, as such conduct shall be deemed a breach of this Agreement, the

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                  Employer shall have the right to repayment of the Severance
                  Payment in accordance with Clause 7 below;

         5.6. the Employer and all other Group Company give up any claims they may have against the Employee in connection with the performance of his duties as a director or employee of the Employer or any Group Company and the Employer and all other Group Companies hereby agree (to the extent permitted by the law of the relevant jurisdiction in which any claim is brought and other than in relation to any fraudulent acts and/or criminal activities) jointly and severally to indemnify the Employee in respect of costs, claims, damages and expenses which he may incur or suffer as a result of any action taken against him directly or indirectly in connection with the performance of his duties as a director or employee of the Employer or any Group Company. The Employee will continue to be covered by the Group's Directors and Officers Insurance Policy (the "POLICY") in respect of the performance of his duties as a director or employee of any Group Company to the extent that such policy is still in effect.

6.       The Employee confirms that:

         6.1. he has received advice from a relevant independent advisor (the "INDEPENDENT ADVISOR") as to the terms and effect of this Agreement including its effect on his ability to bring any claim before an Employment Tribunal in England or Wales. The name and other relevant details of the Independent Advisor are set out at the end of this Agreement at Schedule 2;

         6.2. the Independent Advisor is covered by a current contract of insurance or an indemnity policy provided for members of a professional body in respect of any claim by the Employee for loss arising as a consequence of the advise given to the Employee; and

         6.3. the conditions regulating compromise agreements under the Acts are satisfied.

7. The Employee acknowledges that the Employer has entered into this Agreement in reliance on the warranties and acknowledgments given by the Employee in this Agreement. In the event of any breach by the Employee of the warranties or in the event of the Employee bringing any claim against the Employer or any Group Company (save in respect of accrued pension rights or any latent personal injury claim);

         7.1. the Employee shall repay the Severance Payment to the Employer forthwith and this shall be recoverable by the Employer as a debt; and

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         7.2.     the Company and all Group Companies shall no longer be bound by the provisions of Clause 5.6 above and Clause 19 below, such that the Company and all Group Companies shall no longer be prevented from bringing claims or rights of action against the Employee.

8. The Employee will account to the relevant tax authority for payment of any tax over and above that deducted by the Employer pursuant to Clause 3 above (if any). The Employee undertakes that if the Employer is called upon to account to the relevant tax authority for any income tax, employee National Insurance contributions, or other tax, or interest or penalties thereon arising in respect of the Severance Payment (together the "EXCESS TAX"), the Employee will be responsible to the relevant tax authority for payment of the excess tax and indemnify the Employer for the same save that the Employee shall not be responsible for any interest or penalties incurred as a result of the Employer's own acts or defaults in failing to respond to a demand/request for payment of tax by any relevant tax authority in a timely manner and the interest or penalties arise as a result of such failure to respond in a timely manner to such demand/request.

9. In consideration of the Severance Payment being paid to the Employee in accordance with Clause 3 above and in order to safeguard the goodwill and confidential information of the Employer and the Group Companies in connection with its/their clients, suppliers, officers and employees, the Employee hereby undertakes with the Employer (and Group Companies) that (except with the prior written consent of the Employer) after the Termination Date, whether by himself, or as an employee or agent or otherwise howsoever and whether on his own behalf or for any other person, firm or company, he will not:

         9.1. for a period of 6 months after the termination of the Employment, directly or indirectly entice, solicit or endeavor to entice or solicit away from the Employer (or any Group Company) any key or senior employee of the Employer (or any Group Company) with whom he had significant contact during the period of 12 months immediately preceding the date of termination of the Employment;

         9.2. fir a period of 6 months after the Termination Date, in competition with the business of the Employer (or any Group Company) in which the Employee was involved as an employee or officer of the Employer (or Group Company) in the preceding twelve months, whether on his own behalf or on behalf of any other person, firm or company:

                  9.2.1. directly or indirectly solicit or canvass business from or interfere with or accept orders from any person, firm or company who, within a period of 12 months prior to the termination of the Employment, was a client of the Employer (or any Group Company) and with whom the Employee had business dealings on behalf of the Employer (or any Group Company) in the course of the Employment during the above-mentioned 12 month period;

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                  9.2.2.     directly or indirectly solicit, obtain business
                             from or interfere in the Employer's (or any Group Company's) dealings with any person, firm or company with whom, within a period of 6 months prior to the termination of the Employment, the Employee was negotiating with a view to dealing with them as a client of the Employer (or any Group Company);

         9.3. at any time after the termination of the Employment make use of any corporate or corporate names and/or business name or names of the Employer (or any Group Company) or in any way hold himself out as being connected with the Employer (or any Group Company).

                  Each of the restrictions aforesaid constitutes an entirely separate, severable and independent restriction on the Employee.

10. Subject to Clause 11 below, the Employee undertakes that notwithstanding the termination of the Employment he will not at any time use or disclose or cause to be disclosed to any person, company, firm, individual or organization (except with the written consent of the Employer) trade secrets or confidential information of any Group Company or disclosed to a Group Company in confidence by any third party which he obtained during the Employment with any Group Company. This restriction shall apply without limit in time but shall not apply to any such secrets or information which are or become in the public domain otherwise than through unauthorized disclosure by the Employee. Nothing in this Clause 10 or this Agreement shall prevent the Employee from making a protected disclosure within the meaning of the Public Interest Disclosure Act 1998.

         For the purpose of this paragraph, trade secrets or confidential information means confidential or secret methodologies, know-how, data, or information of a technical or commercial nature whether concerning the business or operations of the Employer or Group Company, its suppliers, its directors, officers, and employees, its customers (direct or indirect) or any third party including without limitation business plans, forecasts, commercial disputes, financial information, market data and market plans, personal data, source code, algorithms, databases, betting odds or forecasts.

11. The Employee undertakes that he will not, whether directly or indirectly, as an individual or through or on behalf of any third party take any steps, or procure or permit any other individual to take any steps that may interrupt the day to day running of the Employer's or any Group Company's business or the business Sportingbet (or its subsidiaries), including without limitation;

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         11.1.    interfere in any way with the performance by the Company, the
                  Employer or its subsidiaries of their obligations under the Software License Agreement originally between Softec Systems Caribbean, Inc. and Internet Opportunity Antigua, and now between the Employer (or the Company) and Internet Opportunity Entertainment Limited (the"SLA");

         11.2. destroy, delete or alter the Customer Information (as defined in the SLA); or

         11.3. interfere in any way with the systems (including Hardware, Software, Licensed Software, Games or Confidential Information as defined in the SLA) in the possession of or under the control of the Company, the Employer or its subsidiaries that relate to the operation of the www.sportingbet.com website or other websites operated by Sportingbet or its subsidiaries.

12. Each of the parties to this Agreement undertakes that they will not make any public announcement, statement or comment (whether directly or indirectly, to the media or otherwise) concerning;

         12.1. the terms of this Agreement and/or the payments the Employer has agreed to make;

         12.2. the circumstances of the termination of the Employment and any offices with the Employer and the Group Companies; and

         12.3. anything that may be detrimental, disparaging or derogatory to the Employee or to the Employer or any other Group Company, or any employee, director or other officer of any Group Company, whether to their reputations or otherwise, whether in writing or otherwise except as required by law or any relevant regulatory body.

13. This Agreement does not constitute an admission by the Employer that it or any Group Company has breached any law or regulation, or that the Employee has any claims against the Employer or any Group Company, or employee, agent or officer (whether past or present) of the Employer or any Group Company and does not constitute an admission by the Employee that he has breached any law or regulation.

14. The Employee confirms that he has returned to the Employer (and any Group Company, as relevant) all property, equipment, records, correspondence, documents, files, discs, software and other information (whether originals, copies or extracts belonging to the Employer or any Group Company) which may be in the Employee's possession, power or control and the Employee undertakes (save as provided in the next

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         sentence) not to retain any copies. The Employee may keep copies of any documents belonging to the Employer or any Group Company for the sole purpose of defending himself in any proceedings brought against him in connection with his employment or directorship in any Group Company provided that the Employee confirms that he will not use such copies without notifying the Company in advance nor for any purpose which would constitute a breach of this Agreement (and in this connection such copies shall constitute confidential information for the purposes of Clause 10).

15.

         15.1. The Employee undertakes that until 30th June 2003, he will provide all reasonable assistance and be available to the officers of the Company and the Employer in executing as smoothly as possible the hand-over of management of the Company and the Employer and its day to day affairs. The Employee agrees to provide reasonable assistance when reasonably called upon, for up to a maximum of ten hours. The Employer shall reimburse (or procure the reimbursements) to the Employee his reasonable out of pocket expenses incurred by him in providing such assistance upon production of adequate receipts to he Employer subject to prior approval by the Employer.

         15.2. In addition to the provisions of Clause 15.1, the Employee undertakes to the Employer that he will for a period of up to two years from the date of this Agreement use his reasonable endeavors to provide all reasonable assistance to the Employer and any Group Company (subject to the Employee's then business or employment commitments) in connection with any claims which may have been made or may be made by or against the Employer or any Group Company in connection with any matters which arose prior to the date of execution of this Agreement. The Employer shall (or shall procure that a Group Company shall) reimburse to the Employee the Employee's reasonable out of pocket expenses incurred by him in providing such assistance subject to prior approval by the Employer.

16. The Employee will ensure that the Independent Advisor provides to the Employer a letter in the agreed form, as set out at Schedule 2, to confirm that the Employee has been fully advised of his rights prior to entering into this Agreement and that the conditions relating to compromise agreements as set out in the Acts have been fully satisfied.

17. It is not intended by the parties to this Agreement that any part of this Agreement shall be enforceable solely by virtue of the Contracts (?Rights of Third Parties) Act 1999 by any person who is not a party to the Agreement, __________________________ expressly referred to herein and any of their directors, employees, officers or agents (whether past or present).

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18.      The Employee releases and discharges Sportingbet and Goodison Park from any and all claims he may have against them or either of them which have arisen or hereafter arise out of any action taken, or failed to be taken, prior to the execution of this Deed by either Sportingbet or Goodison Park or their officers, directors or employees in respect of either of Sportingbet or Goodison Park's relationship with, as a shareholder or otherwise, the management or governance of the Company, including any role in the appointment of officers, directors or employees, or any other action taken, or failed to be taken, by either Sportingbet or Goodison Park or their officers, directors or employees including, but not limited to, any action in respect of any license agreement between Sportingbet and/or Goodison Park and/or with the Company. Sportingbet and Goodison Park release and discharge the Employee from all and any claims which they ay have against him save in relation to any claim arising from the terms of this Agreement.

19. Goodison Park releases the Employee from his obligation under the personal guarantee given by the Employee on 4th April, 2003 or in its capacity as a shareholder of the Company.

20. Each of the Company, Sportingbet and Goodison Park Limited hereby agree to pay the Employee the sum of (pound)1 each in consideration of the obligations undertaken by the Employee under this Agreement receipt whereof is hereby acknowledged by the Employees.

21. This Agreement sets out the entire agreement between the Employee and the Employer (and any Group Company), and Sportingbet and Goodison Park save as specifically referred in this Agreement. This Agreement supersedes all prior discussions between such parties or their advisors and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given whether orally or in writing, save that those provisions of the employment agreement between the Employee and Starnet or any other employment agreement between the Employee and a Group Company which are intended to continue to have effect following the termination of the Employee's employment shall continue to do so.

22. This Agreement shall be governed by and interpreted in accordance with English law. Each of the parties submits to the non-exclusive jurisdiction of the English Courts in relation to any claim or matter arising under this Agreement.

23. The parties to this Agreement agree that if any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, either under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

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SIGNED on behalf of
World Gaming Place.                     _______________________________


SIGNED on behalf of
Starnet Systems International Inc.      _______________________________


SIGNED by:
Nicholas Jackson                        _______________________________


SIGNED on behalf of
Sportingbet Plc                         _______________________________


SIGNED on behalf of
Goodison Park Limited                   _______________________________




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SCHEDULE 1


To:      Starnet Systems International Inc.
         The Directors and Company Secretary


I hereby confirm that on 9th April 2003 I resigned as director and employee of World Gaming plc and those of its subsidiaries (as defined in section 736 Companies Act 1985) of which I was on that date also a director or employee.

I hereby confirm that without limitation to the provisions of my letter dated 9th April 2003 my resignation was intended to cover such of the following companies of which I may on that date have been a director (or other officer) or employee.

World Gaming plc
WG International Ltd
Starnet Communications International Inc.
World Gaming Europe Ltd.
Starnet Systems International Inc.
EFS International Inc.
EFS USA Inc.
EFS Australia PTY Ltd.
EFS St. Kitts Inc.
Inphinity Interactive Inc.
602662 British Columbia Ltd.
World Gaming Services Inc.
Starnet Communications Canada, Inc.
World Broadcasts.com Inc.

In witness whereof this document has been duly executed as a Deed the day and year first before written.

SIGNED as a DEED by Nicholas Jackson in the presence of:

_______________________
Signature of Witness

Name:

Address:

Occupation:
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SCHEDULE 2


FORM OR LETTER FROM THE INDEPENDENT ADVISOR TO THE EMPLOYER

I, ___________________________, of Tucker Turner Kingsley Wood & Co. Solicitors, of _________________, London, confirm that

         (a) ______________ is a fully qualified solicitor and has given Nicholas Jackson legal advice as to the terms and effects of this agreement and in particular its effects on his ability to pursue his rights before an employment tribunal;

         (b) _____________ at the time of giving this advice to Nicholas Jackson had a current practicing certificate; and

         (c) there is and has been at all material times, in force a policy of insurance or an indemnity provided for members of a profession or a professional body, which covers the risk of claims by Nicholas Jackson in respect of any loss arising in consequence of such advice.

Signed:________________________



Dated:_________________________



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